Exhibit 3.1
     Section 2.9 Procedures for Submission of Stockholder Proposals at the Annual Meeting. At the annual meeting of the stockholders of the Corporation, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board; or (b) by any stockholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the procedures set forth in this Section 2.9. For business to be properly brought before the annual meeting by a stockholder, the stockholder must give timely notice thereof in proper written form to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the [60th] day nor earlier than the close of business on the [90th] day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the [90th] day prior to such annual meeting and not later than the close of business on the later of the [60th] day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of the annual meeting commence a new time period for the giving of stockholder notice as described above. For purposes of this Section 2.9, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, the Associated Press, Reuters or a comparable national or international new service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended. To be in proper written form, a stockholder notice shall set forth in writing as to each matter the stockholder proposes to bring before the meeting: (w) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (x) the name and address, as they appear on the Corporation’s book, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is being made; (y) the class and number of shares of the Corporation which are owned beneficially and of record by the stockholder and the beneficial owner; and (z) any material interest of the stockholder or the beneficial owner in such business. In the event that a stockholder seeks to propose business at the annual meeting, the Secretary shall appoint two inspectors who are not affiliated with the Corporation to determine if the stockholder has complied with this Section 2.9. If the inspectors determine that a stockholder has not complied with this Section 2.9, the inspectors shall direct the chairman of the meeting to declare to the meeting that the business was not properly brought before the meeting and that any such business shall not be transacted at the meeting. Notwithstanding the foregoing provisions of this Section 2.9, a stockholder shall also comply with all the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.9. Nothing in this Section 2.9 shall be deemed to affect any rights of any stockholder to request inclusion of a proposal or proposals in the Corporation’s proxy statement pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.